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                                                                 Exhibit (a)(10)

MEMORANDUM OF QUESTIONS AND ANSWERS ON SAMSONITE EMPLOYEE SAVINGS TRUST TENDER
                             RIGHTS AND PROCEDURES

A.DESCRIPTION OF THE OFFER

  1. What is the Offer? On May 20, 1998, Samsonite Corporation (the "Company") offered to purchase (the "Offer") up to 12,000,000 shares of its common stock, par value $.01 per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights") (the Common Stock and the Rights, on and after the date of their distribution, are herein referred to as the "Shares") at $40.00 per Share, net to the seller in cash, upon the terms and conditions set forth in the Offer to Purchase previously distributed to you. The Offer will be open from May 20, 1998 until it expires at 5:00 P.M., New York City time, Wednesday, June 17, 1998, unless it is extended by the Company. The Company's offer to purchase Shares extends to Shares which are allocated to the Samsonite Corporation Common Stock fund ("Fund Shares") as of June 12, 1998 under the Samsonite Employee Savings Trust (the "401(k) Plan"). Participants who hold Fund Shares may provide for the tender of their Fund Shares for purchase pursuant to the Offer by so indicating on the enclosed Tender Instruction Form and returning it to the Trustee as directed by 4:00 P.M., New York City time (2:00 P.M., Denver time), Friday, June 12, 1998.

  If the number of Shares tendered exceeds 12,000,000, all Shares tendered will be accepted on a pro rata basis. "Pro rata" simply means that the Company will purchase an equal proportion of the Shares tendered to the Company. For example, if the number of Shares tendered was twice the number of Shares that the Company has offered to purchase, the Company will purchase one-half of the Shares tendered by each tendering stockholder.

  Fund Shares held in your 401(k) Plan account that are not purchased in the Offer will remain in the Samsonite Corporation Common Stock fund subject to normal 401(k) Plan rules.

  The Offer is fully described in the Offer to Purchase previously provided to you. PLEASE READ IT CAREFULLY.

  2. What are my rights under the Offer? The records of the 401(k) Plan indicate that Shares are allocated to you in the Samsonite Corporation Common Stock fund under the 401(k) Plan. You may tender some or all of these Shares. Because all of these Shares are held in trust for your benefit, they are registered in the name of CG Trust Company (the "Trustee"). So, the Trustee will actually tender Fund Shares in accordance with your instructions.

  YOU MUST INSTRUCT THE TRUSTEE IF AND, IF SO, TO WHAT EXTENT, YOU WANT TO TENDER ANY OF YOUR FUND SHARES. THE TRUSTEE WILL TENDER FUND SHARES ONLY IF DIRECTED. IF YOU DO NOT RESPOND, YOUR FUND SHARES WILL REMAIN IN THE SAMSONITE CORPORATION COMMON STOCK FUND. IF YOU TAKE NO ACTION, NONE OF YOUR FUND SHARES WILL BE TENDERED BY THE TRUSTEE UNLESS OTHERWISE REQUIRED BY APPROPRIATE FIDUCIARY PRINCIPLES. ACCORDINGLY, IT IS IMPORTANT TO GIVE INSTRUCTIONS.

  3. If I decide to instruct the Trustee to have my Fund Shares tendered, will I receive the proceeds? No. All proceeds from any Fund Shares that are tendered (although you may subsequently change the form of investment; see below) will be automatically invested by the Trustee in the CIGNA Charter Guaranteed Income Fund (the "Guaranteed Income Fund"). The proceeds will be part of your individual account and may not be distributed except in accordance with the applicable terms of the 401(k) Plan.

  4. Which documents did I receive in the tender materials and what is their purpose? You previously received the following materials:

    -- Letter from the Luc Van Nevel.

    -- Press Release announcing the Offer.

    -- Offer to Purchase dated May 20, 1998. This document (white, bound document) describes the Offer.
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    -- Letter of Transmittal. The document (blue) is part of the "Offer"
      and therefore was provided to you. However, it does not apply to, or provide instructions for, tendering Fund Shares. Do NOT use it to tender Fund Shares. However, if you hold Shares outside of the 401(k) Plan, please refer to this Letter of Transmittal for instructions on how to tender those Shares.

  You received the following materials in this mailing:

    -- Tender Instruction Form. (yellow form) YOU MUST COMPLETE, SIGN AND
      MAIL THIS DOCUMENT TO THE TRUSTEE IN THE ENCLOSED ENVELOPE IF YOU WISH THE TRUSTEE TO BE DIRECTED TO TENDER YOUR FUND SHARES. A LABEL WITH YOUR NAME AND SOCIAL SECURITY NUMBER IS ATTACHED TO THIS DOCUMENT. USE THIS DOCUMENT IF YOU WISH TO DIRECT A TENDER OF YOUR FUND SHARES.

    -- Reply envelope. A pre-addressed envelope for your reply.

  WE URGE YOU TO READ ALL OF THESE MATERIALS CAREFULLY.

  5. How do I direct the Trustee? The only way that you can tender your Fund Shares is by completing the Tender Instruction Form (yellow) as described, and signing and returning it to the Trustee, which will process your instructions. The address of the Trustee is on the return envelope which you may use to return the Tender Instruction Form.

  THE TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BEFORE 4:00 P.M., NEW YORK CITY TIME (2:00 P.M., DENVER TIME), ON FRIDAY, JUNE 12, 1998. YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR DIRECTION TO BE VALID.

  6. How do I complete the Tender Instruction Form? To complete the Tender instruction Form you will need to do following:

  Instructions. Read carefully and follow exactly the instructions in the Tender Instruction Form.

  Shares. Designate on the Tender Instruction Form the number of Fund Shares (excluding fractional Shares) you wish to be tendered.

  Signature. You must sign Tender Instruction Form to complete your instruction. Unless you sign the Tender Instruction Form, your direction cannot be honored and the Tender Instruction Form will be void.

  Please be precise in providing your instruction and please act PROMPTLY.

  7. How do I send instructions to the Trustee? Please return your Tender Instruction Form PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. You may mail your Tender Instruction Form to the Trustee in the pre-addressed reply envelope that has been provided for your reply or send it by an alternative faster means (such as overnight courier). You may fax your instructions to fax number: (860) 534-2910. PLEASE DO NOT DELIVER YOUR INSTRUCTIONS TO THE COMPANY'S HUMAN RESOURCES DEPARTMENT OR THE COMPANY'S BENEFITS ADMINISTRATOR.

  8. How many Fund Shares may I tender and how do I learn that number? You may learn the number of Fund Shares that you hold under the 401(k) Plan by calling the CIGNA Answerline at 1-800-253-2287. Remember that you will need your PIN number to use the CIGNA Answerline. If you forgot your PIN number, then call Kelly Ferguson at (303) 373-6438, who can help you reestablish your PIN number. You may tender all or any number of your Fund Shares (excluding fractional Shares, if any).

  9. What if I own Shares in my 401(k) Plan account and Shares outside of the 401(k) Plan? If you own Fund Shares and also own Shares outside the 401(k) Plan you would need to complete (i) the Tender Instruction Form to tender your Fund Shares and (ii) the Letter of Transmittal to tender Shares held outside of the 401(k) Plan. You should be careful to follow the directions that apply to each kind of Shares.


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  10. If I tendered Fund Shares and then change my mind, can I withdraw the
Fund Shares that I tendered? Yes, but only if you perform the following steps:

    -- You must send a signed notice of withdrawal to the Trustee at CG
      Trust Company, c/o Mr. Robert W. Steele, H20A, 280 Trumbull Street, Hartford, CT 06103.

    -- The notice of withdrawal must be in writing. You may fax your notice of withdrawal to the Trustee at fax number : (860) 534-2910.

    -- The notice of withdrawal must state your name, social security number, the number of Fund Shares that you wish to withdraw from the Offer and that you are withdrawing Fund Shares that you instructed the Trustee to have tendered on your behalf.

    -- The notice of withdrawal must be received by the Trustee before 4:00
      P.M., New York City time (2:00 P.M., Denver time), on Friday, June
      12, 1998.

  11. Can I retender my Fund Shares? Yes. If you wish to retender your Fund Shares you must complete another Tender Instruction Form and return it to the Trustee for receipt by Friday, June 12, 1998. You may obtain another Tender Instruction Form by faxing your request to D. Michael Clayton, Esq., General Counsel to the Company, at (303) 373-6288.

B. RESULTS OF THE TENDER: SHARES SOLD AND PRICE RECEIVED

  12. How will I know if my Fund Shares have been purchased? After expiration of the Offer, all tender directions will be tabulated, which may take up to ten business days. Soon thereafter you will be sent a statement of the number of your Fund Shares which were accepted.

  13. What happens if I request a distribution, withdrawal or reallocation during the tender offer period? Distributions, withdrawals and reallocations from the 401(k) Plan may be delayed until after the conclusion of the Offer. Authorized distributions, withdrawals and reallocations received before or during the period will be processed as soon as reasonably feasible.

  14. When may I request a change in my investment elections? You may change your investment election for future contributions or reallocate your existing account balances on a daily basis under the 401(k) Plan's normal rules.

  15. Will I be taxed on the proceeds received in 1998 from the Company stock that is tendered under the 401(k) Plan? No. Because tender proceeds received from Fund Shares will be received by and held in the 401(k) Plan, they will not be subject to current income taxes. However, please see the Section entitled "Certain Tax Information" below as to certain other tax consequences to you of any tender of your Fund Shares.

C. REINVESTMENT OF TENDER OFFER PROCEEDS

  16. How will the 401(k) Plan invest the proceeds received from the Fund Shares that are tendered? Proceeds received from the Offer will be initially reinvested by the Trustee in the Guaranteed Income Fund. Once the money has been deposited to your account you may transfer it to any 401(k) Plan fund. A notification will be mailed to your address of record once the proceeds have been deposited.

D. CERTAIN TAX INFORMATION

  Participants in the 401(k) Plan should be aware that the reinvestment of the cash proceeds received in the Offer may, in certain circumstances, result in adverse tax consequences to those participants who, as part of the ultimate distributions of their accounts, would receive Shares.

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  Special tax rules apply to certain distributions from the 401(k) Plan that consist, in whole or in part, of Shares. Generally, taxation of net unrealized appreciation ("NUA"), i.e., the amount by which the value of such Shares at the time of distribution exceeds the cost or other basis of such Shares (which will vary depending on whether the distribution qualifies for lump sum treatment), will be deferred until the Shares are sold following distribution. Moreover, if prior to a distribution, Shares are disposed of, as would be the case in the Offer, and the proceeds of such disposition are reinvested within 90 days thereafter in the Samsonite Corporation Common Stock fund, the cost or other basis of such newly acquired Shares for NUA purposes will be the cost or other basis of the tendered Shares.

  Accordingly, if the cash proceeds received upon the tender of Shares is not within 90 days reinvested in the Samsonite Corporation Common Stock fund under the 401(k) Plan, the opportunity to retain for NUA purposes the cost or other basis of the Shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

  The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code. You are strongly urged to consult with your tax advisor as to the issues described above.


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